`DNB Financial Corporation

For further information, please contact:
Gerald F. Sopp CFO/Executive Vice-President
484.359.3138	FOR IMMEDIATE RELEASE
gsopp@dnbfirst.com	(DNBF – NASDAQ)

DNB Financial Corporation
Announces Second Quarter 2009 Earnings

(August 5, 2009 – Downingtown, PA) DNB Financial Corporation (“DNB”), parent of DNB First, National Association, reported a net loss for the three-month period ended June 30, 2009 of $39,000 compared to net income of $431,000 for the same period in 2008.  Earnings per common share for the second quarter of 2009 were $(0.07) on a diluted basis compared to $0.17 for the same period in 2008.

During the quarter ended June 30, 2009, management continued to focus on expense control as well as strengthening DNB's capital and liquidity positions. During the quarter, the FDIC levied a special assessment on all banks, which for DNB increased quarterly non-interest expenses by $280,000. Absent this charge, non-interest expense for the second quarter of 2009 would have been down $132,000 or 3.1% compared to last year. Consistent with our goal of maintaining a high degree of liquidity to fund loans and meet our liquidity needs, cash and cash equivalents increased to $55.6 million, from $48.1 million at December 31, 2008.

William S. Latoff, Chairman and CEO said, “We continue to build franchise value and position our balance sheet to increase core earnings when the economy improves. During the first half of 2009, we were successful in growing deposits by $42.3 million or 10.4%. This growth has greatly enhanced our liquidity position which enables us to continue to support the credit needs of both businesses and families in our community.  I am also pleased that we grew our deposit base while reducing our composite cost of funds, which was 1.95% during the most recent quarter compared to 2.51% during the same period in 2008. We witnessed a significant decline in business activity in the first quarter, due to the recession, but we saw a gradual increase in the second quarter. We believe this momentum will build in the second half, as manufacturers begin to replenish inventories and credit market conditions continue to improve.”1

1 This prediction about the Bank’s momentum in the second half of 2009 is a forward-looking statement and is subject to a great number of contingencies, including an assumption that economists are correct in assessing that the recession may have reached bottom, and management’s belief that business borrowers will increase their borrowing activity in the coming months.  If economists are surprised by a stagnant or faltering economy, or if businesses further delay their borrowings, it is possible that the momentum DNB has seen in the second quarter may not increase.

Capital remained strong at the end of the second quarter of 2009, as DNB’s tier 1 leverage ratio stood at 8.99% and its total risk-based capital ratio stood at 14.60%, well above the minimum levels of 5.00% and 10.00% respectively to be deemed “well capitalized” for regulatory purposes.

Core deposits, consisting of demand, money market, NOW and savings accounts, increased $40.2 million in total or 15.06% compared to December 31, 2008 and $8.1 million or 2.70% when compared to March 31, 2009. Management continued to actively manage deposits during the quarter to minimize DNB’s cost of funds. The Bank’s composite cost of funds for the second quarter of 2009 dropped 19 basis points to 1.95% compared to 2.14% for the three months ended March 31, 2009 and 44 basis points compared to 2.39% for the three months ended December 31, 2008.

Total assets increased $76.4 million or 14.32% to $609.8 million, when compared to December 31, 2008, and $42.7 million, or 7.54% compared to March 31, 2009. The increase was primarily in the investment portfolio where management invested in securities with shorter maturities and durations that provide strong cash flows and minimal extension risk. Gross loan and lease balances were up $1.6 million for the second quarter of 2009, or .49% compared to March 31, 2009 and down $3.3 million or .98% compared to December 31, 2008.

Interest expense for the second quarter of 2009 was $2.6 million, down 13.91% compared to $3.0 million for the same period in 2008. The reduction in interest expense was due to lower rates on interest bearing deposits and borrowings, offset in part by higher average balances.

Interest income for the second quarter of 2009 was $6.3 million compared to $6.9 million for the second quarter of 2008. The decline in interest income was due to lower yields on earning assets as a result of declines in market interest rates on investment securities and loans, offset in part by higher average balances. The average yield on earning assets for the three months ended June 30, 2009 was 4.57%, compared to 5.49% for the same period in 2008. The average balance of earning assets was $557.4 million, an increase of $52.6 million or 10.42% over the same period in 2008. Average loan and lease balances increased 8.10% or $24.8 million compared to the second quarter of 2008. The net interest margin of 2.68% declined 7 basis points compared to the first quarter of 2009.

Non-interest income for the second quarter of 2009 was down compared to the same period in 2008 primarily due to a $432,000 decrease in gains on the sale of securities, due to a one-time sale of securities in 2008. In addition, DNB recognized lower fees from the sale of annuities and mutual funds.

At June 30, 2009, the allowance for credit losses at $4.9 million increased $334,000 or 7.28%, when compared to December 31, 2008 and $278,000 as compared to March 31, 2009.  A $300,000 second quarter provision was taken as non-performing assets increased to $13.0 million at June 30, 2009, from $10.8 million at March 31, 2009. This increase was primarily attributable to one commercial credit secured by land, totaling $2.8 million and seven residential mortgages amounting to $2.8 million. The allowance as a percentage of loans and leases outstanding increased to 1.48%, from 1.36% at December 31, 2008.

DNB Financial Corporation is a bank holding company whose bank subsidiary, DNB First, National Association, is a community bank headquartered in Downingtown, Pennsylvania. Founded in 1860,

DNB First is the oldest independent bank in Chester County, with thirteen offices in Chester and Delaware Counties. In addition to a broad array of consumer and business banking products, DNB offers brokerage and insurance through DNB Financial Services, and trust services through DNB Advisors. DNB Financial Corporation’s shares are traded on NASDAQ under the symbol: DNBF.  We invite our customers and shareholders to visit our website at http://www.dnbfirst.com.

This press release contains statements which, to the extent that they are not recitations of historical fact may constitute forward-looking statements within the meaning of the United States Private Securities Litigation Reform Act of 1995. Such forward-looking statements may include financial and other projections as well as statements regarding the Corporation’s future plans, objectives, performance, revenues, growth, profits, operating expenses or the Corporation’s underlying assumptions. The words “may”, “would”, “could”, “will”, “likely”, “expect,” “anticipate,” “intend”, “estimate”, “plan”, “forecast”, “project” and “believe” or other similar words and phrases may identify forward-looking statements. Persons reading this press release are cautioned that such statements are only predictions, and that the Corporation’s actual future results or performance may be materially different.

Such forward-looking statements involve known and unknown risks, uncertainties.   A number of factors, many of which are beyond the Corporation's control, could cause our actual results, events or developments, or industry results, to be materially different from any future results, events or developments expressed, implied or anticipated by such forward-looking statements, and so our business and financial condition and results of operations could be materially and adversely affected. Such factors include, among others, our need for capital; the impact of economic conditions on our business; changes in banking regulation and the possibility that any banking agency approvals we might require for certain activities will not be obtained in a timely manner or at all or will be conditioned in a manner that would impair our ability to implement our business plans; our ability to attract and retain key personnel; competition in our marketplace; and other factors as described in our securities filings.  All forward-looking statements and information made herein are based on our current expectations as of the date hereof and speak only as of the date they are made.  The Corporation does not undertake to update forward-looking statements.

For a complete discussion of the assumptions, risks and uncertainties related to our business, you are encouraged to review our filings with the Securities and Exchange Commission, including our most recent annual report on Form 10-K, as well as any changes in risk factors that we may identify in our quarterly or other reports filed with the SEC.

DNB Financial Corporation
Summary of Financial Statistics
(Dollars in thousands, except per share data)

	Three Months Ended		Six Months Ended
	June 30		June 30
	2009	2008	2009	2008
EARNINGS:
Interest income	$6,350	$6,883	$12,463	$14,155
Interest expense	2,625	3,049	5,242	6,758
Net interest income	3,725	3,834	7,221	7,397
Provision for credit losses	300	454	400	514
Non-interest income	864	1,387	2,142	2,587
Non-interest expense	4,379	4,231	8,484	8,425
Income before income taxes	(90)	536	479	1,045
Income tax (benefit) expense	(51)	105	39	205
Net (loss) income	(39)	431	440	840
Preferred Stock Dividends	147	0	245	0
Net (loss) income avail. to common shareholders	(186)	431	195	840
Net (loss) income per common share, diluted*	$(0.07)	$0.17	$0.07	$0.32

PERFORMANCE RATIOS:
Interest rate spread	2.62%	2.98%	2.65%	2.87%
Net interest margin	2.68%	3.06%	2.71%	2.96%
Return on average equity	(0.38%)	5.20%	2.24%	5.05%
Return on average assets	(0.03%)	0.33%	0.16%	0.32%

	June 30		December 31
	2009		2008
FINANCIAL POSITION:
Securities	$201,294		$124,126
Loan and leases	333,151		336,454
Allowance for credit losses	4,920		4,586
Total assets	609,815		533,447
Deposits	450,761		408,470
Borrowings	113,893		90,123
Stockholders' equity	40,806		30,058

EQUITY RATIOS:
Tier 1 leverage ratio	8.99%		7.46%
Risk-based capital ratio	14.60%		12.02%
Book value per common share*	$11.16		$11.53